EXHIBIT 99.1

Remark Holdings Completes Sale of Vegas.com

Completes Transformation into Pure-Play Artificial Intelligence (AI) Enterprise

Proceeds from Sale to Substantially Reduce its Debt

LAS VEGAS, NV - May 16, 2019 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (AI) solutions and digital media properties, today announced that it has completed the previously-announced sale of Vegas.com, LLC to VDC-MGG Holdings LLC, an affiliate of Remark's senior lenders, for an enterprise value of $45 million. The $30 million of cash proceeds from the transaction will be used to pay amounts due to Remark's senior lenders, leaving only approximately $10 million of remaining debt owed to the senior lenders. The transaction was approved by Remark stockholders at a special meeting of stockholders convened on May 14, 2019.

“The completion of this transaction marks our transition into a pure-play AI company,” said Kai-Shing Tao, Chairman and Chief Executive Officer of Remark. “In addition to significantly reducing our debt and streamlining our cost structure, we will now benefit from increased flexibility in expanding our AI portfolio, further developing our proprietary technologies and securing strategic and financial partnerships with key players across multiple sectors. We are demonstrating the effectiveness of our AI technology in the retail space, while progressing in the roll out of our AI solutions across construction sites, campuses, restaurants, and traffic monitoring and enforcement. As we move forward in deploying our products and scaling our business, we are focused on building a stream of recurring revenues, supported by modest recurring capital costs.”

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, financial, public safety and workplace arenas. The company also owns and operates digital media properties that deliver relevant, dynamic content and ecommerce solutions. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at www.remarkholdings.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Company Contact:
Alison Davidson
Remark Holdings, Inc.
stao@remarkholdings.com
702-701-9514

Investor Relations Contact:
Brad Edwards
The Plunkett Group, Inc.
Brad@ThePlunkettGroup.com
914-582-4187